UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

IN RE ACURA PHARMACEUTICALS, INC. SECURITIES LITIGATION	) ) ) ) ) )	Case No. 10-CV-5757 Hon. Virginia M. Kendall

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (including documents executed pursuant thereto and Exhibits) (collectively, the “Stipulation”) is entered into this 31st day of October, 2011 between Lead Plaintiff (on behalf of themselves and each of the Class Members) and Defendants Acura Pharmaceuticals, Inc., Jennifer Reddick (as executrix of the estate of Andrew D. Reddick), Peter A. Clemens, Bruce F. Wesson, William A Sumner, and Immanuel Thangaraj. This Stipulation is intended by the Settling Parties (as defined below) to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined below) upon and subject to the terms and conditions herein.

I.	DEFINITIONS

As used in the Stipulation, the following terms have the meanings specified below:

The Parties

1.1             “Acura,” “Acura Pharmaceuticals,” or “the Company” means Acura Pharmaceuticals, Inc.

1.2             “Acura Shareholders Investors Group” or “ASIG” means John E. Clark, Jr., Glenn Farmer, and John Sliwa.

1.3             “Defendants” means Acura, Jennifer Reddick (as executrix of the estate of Andrew D. Reddick), Peter A. Clemens, Bruce F. Wesson, William A Sumner, and Immanuel Thangaraj.

1.4             “Individual Defendants” means Jennifer Reddick (as executrix of the estate of Andrew D. Reddick), Peter A. Clemens, Bruce F. Wesson, William A Sumner, and Immanuel Thangaraj;

1.5             “KSF” means Kahn Swick & Foti, LLC and its successors.

1.6             “Lead Counsel” means KSF.

1.7             “Lead Plaintiff” means ASIG, both individually and collectively as the ASIG, which was appointed Lead Plaintiff by order of the Court dated January 11, 2011.

1.8             “Local Counsel” means Susman Heffner & Hurst LLP and its successors;

1.9             “Related Parties” means each Defendant’s past or present predecessors, successors, parent entities, affiliates, employers, and subsidiaries, and, in the case of the Defendants and their respective predecessors, successors, parent entities, affiliates, and subsidiaries, each of their past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, agents, controlling shareholders, attorneys, accountants, auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parent entities, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, and any person, firm, trust, corporation, partnership, limited liability company, officer, director, or other individual or entity in which any Defendant or its past or present predecessors, successors, parent entities, affiliates and subsidiaries has or had a controlling interest or which has or had a controlling interest in any Defendant or its past or present predecessors, successors, parent entities, affiliates and subsidiaries, and the Individual Defendants’ families, and any trust of which an Individual Defendant is the settlor or which is for the benefit of an Individual Defendant’s family, and the legal representatives, heirs, successors or assigns of each of the foregoing;

1.10           “Released Persons” means each and all of the Defendants and each and all of the Related Parties;

1.11           “Settling Parties” means, collectively, the Lead Plaintiff (on behalf of themselves and the Class Members) and each of the Defendants who has signed this Stipulation by and through his, her or its respective counsel;

Additional Defined Terms

1.12           “Action” means the above-captioned case.

1.13           “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.14           “Confidential Witnesses” means any Person identified or referred to as a Confidential Witness or “CW” in the Complaint.

1.15           “Claimant” means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

1.16           “Claims Administrator” means Strategic Claims Services.

1.17           “Claim Form” shall have the meaning set forth in ¶3.1 of this Stipulation.

1.18            “Class” means all Persons who purchased or otherwise acquired the securities of Acura Pharmaceuticals between February 21, 2006 and April 22, 2010, inclusive. Excluded from the Class are the Defendants; any officers or directors of Acura Pharmaceuticals during the Class Period and any current officers or directors of Acura Pharmaceuticals; any corporation, trust or other entity in which any Defendant has a controlling interest; and the members of the immediate families of Andrew D. Reddick, Peter A. Clemens, Bruce F. Wesson, William A Sumner, and Immanuel Thangaraj and their successors, heirs, assigns, and legal representatives. Also excluded from the Class are those Persons who timely and validly request exclusion from the Class pursuant to the Notice of Pendency and Proposed Settlement of Class Action.

1.19           “Class Member” means a Person who falls within the definition of the Class.

1.20           “Class Notice and Administration Fund” shall have the meaning set forth in ¶2.9 of this Stipulation.

1.21           “Class Period” means February 21, 2006 through April 22, 2010, inclusive.

1.22           “Court” means the United States District Court for the Northern District of Illinois.

1.23            “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred

1.24           “Escrow Account” means an interest-bearing account maintained by the Escrow Agent.

1.25           “Escrow Agent” means First NBC Bank.

1.26           “Exhibits” means all of the exhibits to this Stipulation, including Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit B.

1.27           “Fee and Expense Application” shall have the meaning set forth in ¶6.1 of this Stipulation.

1.28           “Fee and Expense Award” shall have the meaning set forth in ¶5.2(c) of this Stipulation.

1.29           “Final” means when the last of the following with respect to the Judgment shall occur: (i) the expiration of the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (ii) the expiration of the time in which to appeal the Judgment has passed without any appeal having been taken, which date shall be deemed to be thirty (30) days following the entry of the Judgment, unless the date to take such an appeal shall have been extended by Court order or otherwise, or unless the 30th day falls on a weekend or a Court holiday, in which case the date for purposes of this Stipulation shall be deemed to be the next business day after such 30th day;  (iii) if such motion to alter or amend is filed, the motion is denied; and (iv) if an appeal is taken, either (a) the appeal has been dismissed and the time, if any, for commencing any further appeal has expired, or (b) the Judgment has been affirmed in its entirety and the time, if any, for commencing any further appeal has expired.  For purposes of this paragraph, an “appeal” shall include any petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this Settlement but shall not include any appeal that concerns only the issue of attorneys’ fees and reimbursement of costs or the Plan of Allocation of the Settlement Fund.

1.30            “Judgment” means the final order and judgment approving the Settlement and dismissing the Action with prejudice, to be entered by the Court substantially in the form attached hereto as Exhibit B.

1.31           “Net Settlement Fund” means the balance of the Settlement Fund after payment of items (a) through (d) of ¶5.2 of this Stipulation.

1.32           “Notice” shall have the meaning set forth in ¶3.1 of this Stipulation.

1.33           “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government, or any political subdivision or agency thereof, and any entity, including any business or legal entity, and, as to each of the foregoing, their spouses, heirs, predecessors, successors, representatives, or assignees.

1.34           “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund, to be proposed by Lead Counsel and approved by the Court, whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of the items set forth in ¶5.2(a)-(d) herein.

1.35           “Preliminary Approval Order” means the preliminary order issued by the Court for mailing and publication as defined in ¶3.1 herein and substantially in the form of Exhibit A hereto.

1.36           “Released Claims” shall mean any and all claims (including Unknown Claims), debts, demands, damages, losses, rights, obligations, liabilities, suits, actions, causes of action, allegations, and arguments of every nature and description whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law, or any other law, rule, or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or unliquidated, at law or in equity, matured or unmatured, known or unknown, whether class or individual in nature, and whether or not concealed or hidden, that have been asserted or could have been asserted in the Action or any forum by Lead Plaintiffs or any Class Member, arising from, relating in any way to, or in connection with:  (i) the facts alleged in the Action; (ii)  investments (including, but not limited to, purchases, sales, exercises, and decisions to hold) in securities issued by Acura Pharmaceuticals, including, but not limited to, the purchase or sale of Acura Pharmaceuticals stock between February 21, 2006 and April 22, 2010, inclusive; (iii) any disclosures, registration statements, or other statements by Acura Pharmaceuticals, including, and any other any disclosures, registration statements, or other statements disclosed, made, released, distributed, or disseminated during the time period covered by the Complaint, including but not limited to the time period between February 21, 2006 and April 22, 2010, inclusive; (iv) the Securities Act of 1933 and/or the Securities Exchange Act of 1934, arising from, relating in any way to, or in connection with the purchase or acquisition of the securities of Acura Pharmaceuticals between February 21, 2006 and April 22, 2010, inclusive; or (v) any alleged negligence, gross negligence, recklessness, intentional conduct, breach of duty of care and/or breach of duty of loyalty, unjust enrichment, fraud, or breach of fiduciary duty, arising from, or relating in any way to, or in connection with the facts alleged in the Action;

1.37           “Settlement” means the settlement embodied in this Stipulation.

1.38           “Settlement Amount” means the sum of One Million, Five Hundred Thousand Dollars ($1,500,000.00), in cash.

1.39           “Settlement Fairness Hearing” shall have the meaning set forth in ¶3.2 of this Stipulation.

1.40           “Settlement Fund” means the principal amount of One Million, Five Hundred Thousand Dollars ($1,500,000.00), in cash, deposited, or to be deposited into the Escrow Account, pursuant to ¶2.2 of this Stipulation, and in accordance with the other terms of this Stipulation, plus all interest earned thereon pursuant to ¶¶2.2, 2.3, and 2.6 of this Stipulation.

1.41            “Stipulation” shall have the meaning set forth in the introductory paragraph of this document.

1.42           “Summary Notice” shall have the meaning set forth in ¶3.1 of this Stipulation.

1.43           “Unknown Claims” means any and all claims, debts, demands, damages, losses, rights, obligations, liabilities, suits, actions, causes of action, allegations, and arguments of every nature and description whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law, or any other law, rule, or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether class or individual in nature, and whether or not concealed or hidden, that any Lead Plaintiff or any Class Member does not know or suspect to exist at the time of the release of the Released Persons that, if known, might have affected this Stipulation or any of the terms hereof, or the decision by any Class Member not to object to this Settlement or not to opt out from the Class.

II.	THE ACTION

This litigation is a putative federal securities class action lawsuit brought on behalf of all those who purchased or otherwise acquired Acura securities during the Class Period alleging that Defendants made materially false and misleading statements and omissions regarding, inter alia, the safety and efficacy of Acura’s lead drug candidate, Acurox; the results of the Company’s clinical studies and the design of such studies; Acurox’s product labeling and commercialization; communications between Acura and the FDA; Acura’s compliance with its code of ethics; and the likelihood of FDA approval for Acurox.   The Complaint alleges that on April 22, 2010, the previously omitted or misstated facts were fully revealed to the public.

In their Complaint, Lead Plaintiff alleged that Defendants engage in the research, development, and manufacture of pharmaceutical product candidates that utilize Acura’s Aversion Technology, Impede Technology, and other technologies that purportedly provide orally administered pharmaceutical drug products containing commonly-abused ingredients with deterrent features designed to reduce the likelihood of such abuse.  Acura’s lead product candidate during the Class Period, “Acurox,” was an orally administered immediate release tablet containing the pain reliever oxycodone and the purported adversive agent, niacin.  Acurox was designed to relieve pain while discouraging common methods of abuse, including intentional overdosing, intravenous injection of dissolved tablets or capsules, and nasal snorting of crushed tablets or capsules.  The Complaint alleges that Defendants, throughout the Class Period, knew that the niacin additive rendered Acurox non-approvable by the FDA because only non-abusers would experience the adverse niacin effects, while abusers could easily avoid them.

The Complaint alleges that Acura’s clinical studies, from the inception of the Class Period, had already demonstrated that Acurox did little to deter oral abuse and caused a negative side effect in normal users. The Complaint also alleges that Defendants knew and/or recklessly disregarded that Acurox would not deter abusers from swallowing excessive numbers of tablets, and, as a result, Acura was unlikely to receive FDA approval for Acurox, was unlikely to be permitted to label Acurox as an abuse deterrent, and was unlikely to be able to viably promote or commercialize Acurox.

The Complaint further alleges that Acura’s stock value dropped by approximately 45% after the FDA and Acura filed their respective briefing materials on Acurox and the FDA Advisory Committee determined by a vote of 19-1 that it did not have sufficient evidence to support the approval of the Acurox NDA.1

All Defendants deny that any of them made any material misstatement or omission, or violated the federal securities laws, or committed any other legal wrong.

This lawsuit was commenced on September 10, 2010.  On November 9, 2010, competing motions for appointment as lead plaintiff and lead counsel were filed.  On December 20, 2010, the court heard oral arguments from counsel for both lead plaintiff movants and on January 11, 2011, the Court appointed ASIG as Lead Plaintiff, and approved its selection of KSF as Lead Counsel, and Susman Heffner & Hurst LLP as Local Counsel.  On March 14, 2011, Lead Plaintiff, through lead counsel and local counsel, filed the Amended Complaint.

On May 13, 2011, Defendants moved to dismiss the Amended Complaint in its entirety.  In accordance with the Private Securities Litigation Reform Act of 1995 (“PSLRA”), discovery was stayed during the pendency of the motions to dismiss.  ASIG filed its opposition to the Defendants’ Motion to Dismiss on July 12, 2011 and Defendants filed their Reply Brief on August 11, 2011. The Motion to Dismiss is currently pending before the Court.

On July 21, 2011, the Parties conducted a full-day mediation before retired Judge Nicholas H. Politan, in New York City.  The mediation did not result in a settlement of the action.

1 Acurox was never approved by the FDA.  On June 17, 2011, the FDA approved Oxecta, a drug that contains just a single active ingredient, Oxycodone Hydrochloride, and no niacin.

On May 13, 2011, Defendants filed a Notice of the Death of Andrew D. Reddick, and after several conversations between Lead Counsel and Counsel for Defendants, Plaintiff filed a Motion to Substitute Ms. Jennifer Reddick as the proper defendant on August 4, 2011. On August 15, 2011, the Court held a hearing and granted Plaintiff’s Motion to Substitute Ms. Reddick as the proper defendant.

Following the unsuccessful mediation, counsel for the parties engaged in informal settlement negotiations.  This Settlement was the product of those negotiations.  In connection with the Settlement, Lead Plaintiff (on their own behalf and behalf of the putative Class) has agreed to dismiss with prejudice all claims and causes of action asserted against all Defendants.

On September 29, 2011, the Court held a status conference, wherein the Court was advised by Lead Counsel that the parties have reached an agreement in principle.  After being fully advised in the matter, the Court set another status hearing for November 3, 2011, at which time the parties anticipate the Court will consider preliminary approval of the settlement and related issues.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABLITY

Defendants have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action and believe they have meritorious defenses to the claims. Defendants also have denied and continue to deny, inter alia, the allegations that Lead Plaintiff and the Class have suffered damages, that the prices of Acura Pharmaceuticals securities were artificially inflated by reasons of alleged misrepresentations, non-disclosures, or otherwise, and that Lead Plaintiff and the Class were harmed by the conduct alleged in the Amended Complaint. Moreover, Defendants believe that the evidence developed to date supports their position, and assert that the Action has no merit.

Nonetheless, the undersigned Defendants have concluded that further conduct of the Action would be protracted and expensive, and have taken into account the uncertainty and risks inherent in any litigation, especially in a complex case like this Action.  As set forth below in ¶8.3 of this Stipulation, neither this Stipulation nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement shall constitute an admission or finding of wrongful conduct, acts, or omissions on the part of any Defendant.

IV.	CLAIMS OF LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

Lead Plaintiff believes that the claims asserted in this Action have merit and that the evidence developed to date supports the claims. However, Lead Plaintiff recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Action against Defendants through trial and possible appeals. Lead Plaintiff also has taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as this Action.

Further, Lead Plaintiff has considered the Action’s inherent difficulties and delays as well as the possibility that the Defendants may be unable to satisfy any eventual judgment awarded in favor of the Lead Plaintiff and the Class. Lead Plaintiff also is mindful of the inherent problems of proof and the possible defenses to the securities law violations asserted in the Action. Based on their evaluation, Lead Plaintiff and Lead Counsel believe that the Settlement set forth in the Stipulation confers substantial benefits upon and is in the best interests of the Class.

V.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

1.	The Agreement

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for themselves and the Class Members) and the undersigned Defendants, by and through their counsel, that, subject to Court approval, the Action and the Released Claims shall be finally and fully compromised, settled, and released, and the Action shall be dismissed with prejudice as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows.

2.	The Settlement

a.	The Settlement Class

2.1         The Settling Parties stipulate, for purposes of this Stipulation and Settlement only, to the certification of the Class pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure.  If for any reason (including the exercise of a right to terminate under the Stipulation) Final Approval of the Settlement is not granted, then the certification of the Class shall become null and void without further order of any court.

b.	The Settlement Fund

2.2          Acura Pharmaceuticals shall pay or cause to be paid the Settlement Amount within the time set forth in ¶2.3 of this Stipulation, below, into the Escrow Account in settlement of the Action and the Released Claims which, with any accrued interest, shall constitute the Settlement Fund.  Other than the sole and exclusive obligation of Acura Pharmaceuticals to pay or cause to be paid the Settlement Amount to the Escrow Agent, no Defendant shall have any obligation to make any payment pursuant to this Stipulation or the Settlement.  Under no circumstances will Acura Pharmaceuticals be required to pay more than the Settlement Amount pursuant to this Stipulation or the Settlement, subject to any interest payments allowed and required under ¶2.3 below.

2.3           Subject to the terms of this Stipulation, Acura Pharmaceuticals shall pay or cause to be paid the Settlement Amount into the Escrow Account within thirty (30) business days after entry of the Preliminary Approval Order. To enable the timely payment of the Settlement Amount, Lead Counsel shall, no later than two (2) days after the entry of the Preliminary Approval Order, provide counsel for the undersigned Defendants with mailing instructions and a taxpayer identification number for the Escrow Account. If the Settlement Amount is not paid within thirty (30) business days after entry of the Preliminary Approval Order (and provided that Lead Counsel has timely provided the mailing instructions and taxpayer identification detailed above), Lead Plaintiff may require interest to be paid by Acura Pharmaceuticals at the published three-month LIBOR rate per annum on such dates, from thirty (30) business days after entry of the Preliminary Approval Order until the Settlement Amount is paid.

2.4           This is not a claims-made settlement, and Defendants will have no ability to recapture any of the Settlement Amount, unless the Settlement does not become effective as set forth in Section 7 of this Stipulation.

2.5           The Released Persons shall have no responsibility for or incur any liability with respect to the management, investment, or distribution of the Settlement Fund or Net Settlement Fund or for any losses suffered by, or fluctuations in the value of, the Settlement Fund or Net Settlement Fund.

c.	The Escrow Agent

2.6         The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by Court order, or by written agreement of counsel for all Settling Parties. Upon Final Approval of the Settlement and completion of the claims processing, the Escrow Agent shall distribute the Net Settlement Fund (as defined below) in accordance with the Court-approved Plan of Allocation without further order of the Court.

2.7         Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute transactions on behalf of the Class Members that are consistent with the terms of the Stipulation.

2.8         All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.9         After payment of the Settlement Fund to the Escrow Agent, the Escrow Agent may establish a “Class Notice and Administration Fund” of up to $116,250 from the Settlement Fund. The Class Notice and Administration Fund may be used by Lead Counsel, without prior approval of the Court, only to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class (including any reimbursement of banks, brokerage houses or other nominees solely for their reasonable out-of-pocket expenses incurred in providing notice to beneficiaries who are Class Members, which expenses would not have been incurred except for the sending of such notice, subject to further order of the Court with respect to any dispute concerning such compensation), locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs.

2.10        The Released Persons shall not have any responsibility for or incur any liability with respect to: any act, omission, or determination of or by the Escrow Agent, Lead Counsel, or any designees or agents thereof; the Class Notice and Administration Fund; the administration of, distribution of, or disbursement from the Class Notice and Administration Fund; the Settlement Fund; the administration of, distribution of, or disbursement from the Settlement Fund; the Net Settlement Fund; or the administration of, distribution of, or disbursement from the Net Settlement Fund.

d.	Taxes

2.11       The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

2.12           For the purpose of Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)). Such returns shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.13 of this Stipulation.

2.13         All Taxes (including any estimated Taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund, including: (i) any Taxes or tax detriments that may be imposed upon the Released Persons with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”); and (ii) expenses and costs incurred (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) tax returns) (“Tax Expenses”), shall be paid out of the Settlement Fund; in no event shall the Released Persons have any responsibility for or liability with respect to the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)). The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of ¶¶2.11 to 2.13 of this Stipulation.

2.14       For the purpose of ¶¶2.11 to 2.13 of this Stipulation, references to the Settlement Fund shall include the Settlement Fund, the Class Notice and Administration Fund and the Net Settlement Fund, and shall also include any earnings on each of the foregoing.

e.	CAFA Notice

The undersigned Defendants shall, no later than ten (10) calendar days following the filing of this Stipulation in Court, serve a notice of the proposed Settlement in compliance with the requirements of the Class Action Fairness Act, 28 U.S.C. § 1711 et seq.

f.	Termination of Settlement

In the event that the Effective Date does not occur or the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, including, without limitation, in the event that the Settlement is not approved by the Court or the Judgment is reversed or vacated following any appeal taken therefrom, the Settlement Fund and the Class Notice and Administration Fund and the Net Settlement Fund (in each case, including accrued interest), less certain expenses actually incurred and properly due and owing in connection with the Settlement provided for herein, shall be refunded pro rata to Acura Pharmaceuticals and/or any other entities contributing to the Settlement Fund, as provided in ¶7.3 of this Stipulation, below.

3.	Preliminary Approval Order and Settlement Fairness Hearing

3.1           Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of the Preliminary Approval Order, substantially in the form of Exhibit A hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and approval for mailing the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”) substantially in the form of Exhibit A-1 hereto, mailing the Proof of Claim and Release (the “Claim Form”) substantially in the form of Exhibit A-2 hereto, and publication of a Summary Notice substantially in the form of Exhibit A-3 hereto.  The Notice shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined below), and the date of the Settlement Fairness Hearing (as defined below).

3.2           Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Fairness Hearing”) and approve the Settlement of the Action as set forth herein. At or after the Settlement Fairness Hearing, as set forth in ¶3.1 of this Stipulation, above, and ¶¶6.1 to 6.4 of this Stipulation, below, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application; Lead Counsel also may request Court approval of an application by each of the Lead Plaintiffs for reimbursement for reasonable costs and expenses, including their time spent on the Action. The Preliminary Approval Order submitted to the Court shall specifically include provisions that, among other things, will:

(a)           Preliminarily approve this Stipulation and the Settlement as being fair, just, reasonable and adequate to all Settling Parties;

(b)          Preliminarily certify the Class, solely for purposes of the Settlement, and find, solely for purposes of the Settlement, that each element for certification of the Class pursuant to Rule 23 of the Federal Rules of Civil Procedure is met;

(c)          Approve the form of the Notice for mailing to Members of the Class;

(d)          Approve the form of the Claim Form for mailing to Members of the Class;

(e)           Approve the Summary Notice for publication;

(f)           Direct Lead Counsel to mail or cause to be mailed by first class mail the Notice and the Claim Form to those Persons in the Class who can be identified through reasonable effort, on or before the date specified in the Preliminary Approval Order;

(g)          Direct nominees who purchased or otherwise acquired Acura Pharmaceuticals common stock or call options or who sold Acura Pharmaceuticals put options for the benefit of Class Members between February 21, 2006 and April 22, 2010, inclusive, to send the Notice and Claim Form to all such Class Members within ten (10) days after receipt of the Notice or send a list of the names and addresses of such beneficiaries to the Claims Administrator within ten (10) days of receipt of the Notice;

(h)          Direct Lead Counsel to cause the Summary Notice to be published once in the Investor’s Business Daily, on or before the date specified in the Preliminary Approval Order, and once online over the PR Newswire, on or before the date specified in the Preliminary Approval Order, and to place a copy of the Complaint and the Stipulation (including Exhibits) on the website of Lead Counsel or a website maintained by Lead Counsel, on or before the date specified in the Preliminary Approval Order;

(i)           Provide that Class Members who wish to participate in the Settlement shall complete and file Claim Forms pursuant to the instructions contained therein;

(j)           Find that the notice given pursuant to subparagraphs (b)-(g) above constitutes the best notice practicable under the circumstances, including individual notice to all Class Members who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all Class Members, complying fully with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Constitution of the United States, and any other applicable law;

(k)          Schedule the Settlement Fairness Hearing to be held by the Court to consider and determine whether the Settlement should be approved as fair, reasonable and adequate, and whether the Judgment approving the Settlement should be entered;

(l)           Provide that any Class Member who so desires may exercise the right to exclude themselves from the Class but only if they comply with the requirements for so doing as set forth in the Notice;

(m)         Provide that at or after the Settlement Fairness Hearing, the Court shall determine whether the proposed Plan of Allocation should be approved;

(n)          Provide that at or after the Settlement Fairness Hearing, the Court shall determine and enter an Order regarding whether and in what amount attorneys’ fees and reimbursement of expenses should be awarded to Lead Counsel out of the Settlement Fund;

(o)           Provide that pending final determination of whether the Settlement should be approved, neither Lead Plaintiffs nor any Class Member, either directly, representatively, or in any other capacity, shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against any of the Released Persons;

(p)           Provide that any objections to: (i) the Settlement; (ii) entry of the Judgment approving the Settlement; (iii) the proposed Plan of Allocation; (iv) Lead Counsel’s fee and expense application(s); or (v) Lead Plaintiff’s application(s) for expenses, and any papers submitted in support of said objections, shall be considered by the Court at the Settlement Fairness Hearing only if, on or before the date specified in the Preliminary Approval Order, Persons making objections shall have filed and served written objections (which shall set forth each objection and the basis therefore) and copies of any papers in support of their position as set forth in the Preliminary Approval Order; and

(q)           Provide that the Settlement Fairness Hearing may be continued or adjourned by Order of the Court without further notice to the Class.

4.	Releases

4.1           Upon the Effective Date, as defined in ¶1.23 of this Stipulation, Lead Plaintiff and each of the Class Members, on behalf of themselves, their respective present and former parent entities, subsidiaries, divisions, and affiliates, the present and former employees, officers, directors, advisors, partners, and agents of each of them, and the predecessors, heirs, executors, administrators, trusts, family members, successors and assigns of each of them, and anyone claiming through or on behalf of any of them, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims as against the Released Persons, whether or not such Class Member executes and delivers a Claim Form or participates in the Settlement Fund, unless such person validly and timely seeks to exclude themselves from the Class pursuant to the terms set forth in the Notice.

4.2         Upon the Effective Date, all Class Members and anyone claiming through or on behalf of any of them, will be forever barred and enjoined from commencing, instituting, intervening in or participating in, prosecuting, or continuing to prosecute any action or other proceeding in any court of law or equity, arbitration tribunal, administrative forum, or other forum of any kind or character (whether brought directly, in a representative capacity, derivatively, or in any other capacity), asserting any of the Released Claims against any of the Released Persons, unless such person validly and timely seeks to exclude themselves from the Class pursuant to the terms set forth in the Notice.

4.3         With respect to any and all Released Claims, the Settling Parties stipulate and agree that upon the Effective Date, the Class shall expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by California Civil Code § 1542 (to the extent it applies to the Action) or any other law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Lead Plaintiff and Class Members expressly acknowledge that they may hereafter discover facts in addition to or different from those that any of them or their counsel now knows or believes to be true with respect to the subject matter of the Released Claims or otherwise, but upon the Effective Date Lead Plaintiff shall expressly have, each Class Member shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.  Lead Plaintiff acknowledges, and the Class Members shall be deemed to have acknowledged, and by operation of the Judgment shall have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

4.4         Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiff, each and all of the Class Members, any confidential witness, any individual contacted by Lead Counsel in the course of their investigation, and Lead Counsel from all claims whatsoever arising out of, relating to, incidental to or in connection with the investigation, institution, prosecution, assertion, settlement, or resolution of the Action or the Released Claims, except for those claims brought to enforce the Settlement.

5.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of Settlement Fund

5.1         The Claims Administrator shall administer and calculate the claims submitted by Class Members under the supervision of Lead Counsel and pursuant to the Preliminary Approval Order entered by the Court.

5.2         Subject to the terms of this Stipulation and any orders of the Court, the Settlement Fund shall be applied as follows:

(a)           to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Claim Forms, and paying escrow fees and costs, if any;

(b)           to pay Taxes and Tax Expenses;

(c)           after the Effective Date, to pay Lead Counsel’s attorneys’ fees and expenses, to the extent allowed by the Court (the “Fee and Expense Award”);

(d)           after the Effective Date, to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation (including ¶¶5.3-5.7 below) and the Plan of Allocation and any other applicable order of the Court.

5.3         Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation and the Plan of Allocation, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with ¶¶5.4 through 5.7 below.

5.4         Any Person falling within the definition of the Class may be excluded from the Class by submitting to the Claims Administrator a request for exclusion which complies with the requirements set forth in the Notice and is postmarked no later than fourteen (14) days prior to the date of the Settlement Hearing.  Any Person who submits a valid and timely request for exclusion (and does not subsequently revoke this request for exclusion) shall have no rights under the Stipulation, shall not share in the distribution of the Net Settlement Fund, and shall not be bound by the Stipulation (including the releases herein) or the Judgment. However, a Class Member may submit a written revocation of a request for exclusion within ninety (90) days after the mailing of the Notice, or such other period as may be ordered by the Court, and may receive payments pursuant to this Stipulation and Settlement provided the Class Member also submits a valid Claim Form, as set forth in ¶5.6 below, within ninety (90) days after the mailing of the Notice, or such other period as may be ordered by the Court.

5.5         Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Claim Form, signed under penalty of perjury and supported by such documents as are specified in the Claim Form and as are reasonably available to the Authorized Claimant.

5.6         All Class Members who fail to timely submit a Claim Form within ninety (90) days after the mailing of the Notice, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.

5.7         The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate, non-profit organization agreed upon by Lead Counsel and approved by the Court.

5.8         No Person shall have any claim against Lead Counsel, Defense Counsel, the Claims Administrator, or any entity designated by Lead Counsel based on distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.

5.9         It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the Judgment or Settlement of the Action (including the releases contained in the Stipulation), or any other orders entered pursuant to the Stipulation.

5.10       The undersigned Defendants will take no position with respect to the Proposed Plan of Allocation or such plan as may be approved by the Court, except that the Plan of Allocation shall be in accordance with the statutory limitation on damages set forth at 15 U.S.C. § 77k(e). The Plan of Allocation is a matter separate and apart from the Settlement and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the Settlement.

5.11       The Released Persons shall not have any responsibility for or incur any liability with respect to: any act, omission, or determination of or by the Claims Administrator, Lead Counsel, or any designees or agents thereof; any act, omission, or determination of or by any other entity designated by Lead Counsel as referenced in ¶5.8 of this Stipulation; the Plan of Allocation; or the administration of the Plan of Allocation.  This provision shall have no impact on any responsibility for or liability regarding the holding and management of the Settlement Fund by the Escrow Agent, which is governed by separate escrow agreement among the parties and the Escrow Agent.

6.	Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

6.1         Lead Counsel intends to submit an application or applications for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees; and (b) reimbursement of actual expenses, including the fees of any experts or consultants incurred in connection with prosecuting the Action, plus any interest on such attorneys’ fees and expenses accrued at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court (the “Fee and Expense Application”).  Defendants will not take any position on any Fee and Expense Application that Lead Counsel may file, provided that such Fee and Expense Application seeks an award of attorneys’ fees in an amount not greater than one third (33 1/3%) of the Settlement Fund and reimbursement of expenses incurred in connection with the prosecution of this Action not to exceed fifty-two thousand dollars ($52,000.00), and further provided that any such Fee and Expense Application is subject to the approval of the Court.

6.2         The attorneys’ fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Effective Date of the Settlement, subject to the joint and several obligation of Lead Counsel to make appropriate refunds or repayments to the Settlement Fund plus interest (accrued as from the date the funds of the Settlement Fund are deposited with the Escrow Agent until the date the appropriate refunds or repayments are made), if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or expense award is reduced or reversed.

6.3         The procedure for and the allowance or disallowance by the Court of any applications by Lead Counsel for attorneys’ fees and expenses, including the fees of experts and consultants, and for any reimbursement to Lead Plaintiffs for reasonable time, costs, and expenses incurred directly related to representation of the Class, all to be paid out of the Settlement Fund, are not part of the Settlement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement. The Settling Parties agree that the Fee and Expense Award are not settlement terms and will not be grounds for terminating the Settlement or proposed Settlement. Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating to either of the foregoing or reversal or modification of either of the foregoing, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment or the Settlement (including the releases contained therein).

6.4         The Released Persons shall have no responsibility for, and no liability whatsoever with respect to: any Fee and Expense Application that Lead Counsel may file; any payments to Lead Counsel pursuant to ¶¶6.1 and 6.2, above; any Fee and Expense Award that the Court may make in the Action. The Released Persons also shall have no responsibility for, and no liability whatsoever, with respect to any other Person who may seek fees and expenses in connection with prosecuting or helping to prosecute this Action against Defendants, or to any other Person who may assert some claim to:  any payments to Lead Counsel pursuant to ¶¶6.1 and 6.2, above; or any Fee and Expense Award that the Court may make in the Action;.

7.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination

7.1         The Effective Date of the Stipulation and the Settlement shall be conditioned on the occurrence of all of the following events:

(a)        the Settlement Fund has been funded as required by ¶2.2 of this Stipulation;

(b)        The undersigned Defendants have not exercised their option to terminate the Stipulation pursuant to the terms of the Supplemental Agreement referenced in ¶7.8 of this Stipulation;

(c)         the Court has entered the Preliminary Approval Order referenced in ¶3.1 of this Stipulation;

(d)         the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B hereto, which, inter alia, dismisses the Action with prejudice as to all Defendants and includes the releases set forth in this Stipulation; and

(e)          the Judgment has become Final, as defined in ¶1.30 of this Stipulation.

7.2         Upon the occurrence of all of the events referenced in ¶7.1 of this Stipulation, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶7.1 of this Stipulation are not met, then the Stipulation shall be canceled and terminated subject to ¶7.4 of this Stipulation unless Lead Counsel and counsel for the undersigned Defendants mutually agree in writing to proceed with the Stipulation.

7.3         Unless otherwise ordered by the Court, in the event that the Effective Date does not occur or the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, including, without limitation, in the event that the Settlement is not approved by the Court or the Judgment is reversed or vacated following any appeal taken therefrom, then within ten (10) business days after written notification of such event is sent by counsel for the undersigned Defendants (or any of them) to the Escrow Agent, the Settlement Fund (including accrued interest), including the Settlement Amount, plus the Class Notice and Administration Fund (including accrued interest), and the Net Settlement Fund, and all payments disbursed, including all expenses, costs, and any Fee and Expense Award– excluding only expenses and costs which have either been disbursed or are determined to be chargeable to the Class Notice and Administration Fund, in connection with providing notice and other reasonable administrative costs of implementing the Settlement, pursuant to ¶2.09 of this Stipulation, and Taxes and Tax Expenses that have been paid or that have accrued and will be payable at some later date – shall be refunded by the Escrow Agent to the respective entities that contributed to the Settlement Fund, pursuant to written instructions from Acura Pharmaceuticals or its successor-in-interest.  Such amount due to Acura Pharmaceuticals or the respective entities and/or persons that contributed to the Settlement Fund shall not be reduced by any investment losses on funds in escrow and any such losses shall be an obligation of the Escrow Agent.  If said amount or any portion thereof is not returned within such ten (10) day period, then interest shall accrue thereon at the rate earned on the Settlement Fund until the date that amount is returned.  At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and Class Notice and Administration Fund and pay the proceeds, after deduction of any fees or expenses reasonably incurred in connection with such application(s) for refund, pursuant to written direction from Acura Pharmaceuticals or its successor-in-interest.

7.4         In the event that the Stipulation is not approved by the Court or the Settlement is not approved by the Court or is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action as of the moment immediately before this Stipulation was fully executed. In such event, the terms and provisions of the Stipulation and any document executed pursuant to or in furtherance of the Stipulation or the Settlement, with the exception of ¶¶2.11, 7.3-7.5, and 8.4, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any Court order concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation or termination of the Stipulation.

7.5         If the Effective Date does not occur, or if the Stipulation is terminated, pursuant to its terms without prejudice, neither Lead Plaintiff nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶2.10 of this Stipulation at the time of such termination or cancellation, but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶¶2.9 and 7.3 of this Stipulation.

7.6         If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer, or similar transaction, then, at Lead Plaintiff’s option, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

7.7         Notwithstanding the foregoing ¶7.6, Lead Plaintiff’s right to nullify the releases and Judgment as to any Defendant pursuant to ¶7.6 shall expire upon the Effective Date.

7.8         Pursuant to Federal Rule of Civil Procedure 23(e)(3), under which the parties seeking approval must file a statement identifying any agreement made in connection with the proposal, there is a Supplemental Agreement to this Stipulation of Settlement with additional provisions agreed upon between the Settling Parties.

8.	Miscellaneous Provisions

8.1         The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the terms and conditions of the Stipulation.

8.2         Subject to the terms of this Stipulation, the Settling Parties intend this Settlement, along with the Stipulation and [Proposed] Judgment, to be a final and complete resolution of all disputes that Lead Plaintiffs and the Class have with the Released Persons, and that Defendants have with Lead Plaintiff and the Class, with respect to the Released Claims. The Settlement compromises claims which are contested and shall not be deemed an admission by any Lead Plaintiff or Defendant as to the merits of any claim or defense. The Judgment will contain a statement that during the course of the Action, Lead Plaintiff, Defendants, and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11.  In addition, Lead Plaintiff and the Class will not make applications against Released Persons, and Defendants will not make applications against Lead Plaintiffs and the Class for fees, costs or sanctions, pursuant to Rule 11, Rule 37, Rule 45 or any other court rule or statute, with respect to any claims or defenses in this Action or to any aspect of the institution, prosecution, or defense of the Action. While retaining their right to deny liability, the undersigned Defendants agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.  Each Lead Plaintiff and each Defendant reserves his, her or its right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Action was brought, defended or settled in bad faith or without a reasonable basis.

8.3         Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons, or; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal, administrative, or other proceeding before any court, administrative agency, arbitration tribunal, or other body. Any Released Person may file the Stipulation and/or the Judgment in any action or other proceeding that may be brought against them in order to support a defense, argument, or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense, argument, or counterclaim.

8.4         All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation, pursuant to their terms.

8.5         All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by reference.  In the event there exists a conflict or inconsistency between the terms of the Stipulation, on the one hand, and any Exhibit or the Supplemental Agreement, on the other, the terms of this Stipulation shall govern.

8.7         The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.8         The Stipulation, Supplemental Agreement, and the executed or so ordered versions of those ancillary documents which are attached hereto as Exhibits constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. Except as otherwise provided herein, Lead Plaintiff shall not be responsible for any costs borne by Defendants or their counsel, and Defendants shall not be responsible for any costs borne by Lead Plaintiff or their counsel.

8.9         Lead Counsel, on behalf of the Class, are expressly authorized by Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which Lead Counsel deem appropriate.

8.10       Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.11       The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

8.12       The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

8.13       The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.  The Settling Parties agree that any action based on this Stipulation or to enforce any of its terms shall be brought in this Court.

8.14       Lead Plaintiff and Lead Counsel represent and warrant that none of Lead Plaintiff’s claims or causes of action in the Action have been assigned, encumbered, or in any manner transferred in whole or in part.

8.15       All terms of this Stipulation and the executed or so ordered versions of those ancillary documents which are attached hereto as Exhibits shall be governed by and interpreted according to the substantive laws of the State of Illinois, without giving regard or effect to its choice-of-law rules, except to the extent that federal law requires the application of federal law.

8.16       The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

8.17       The waiver by one Settling Party of any breach of this Stipulation by any other Settling Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.  Unless otherwise stated herein, any breach of any provision of this Stipulation by any Settling Party hereto shall not constitute grounds for rescission of this Stipulation, but shall constitute grounds only for a claim for specific performance for breach of this Stipulation.

8.18       The Settling Parties agree that no further discovery is necessary to confirm the fairness, reasonableness, and adequacy of the Settlement.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated this 31st day of October, 2011.

Dated: October 31, 2011	SUSMAN HEFFNER & HURST LLP

/s/ Matthew T. Heffner by GH
Matthew T. Heffner
Two First National Plaza
Suite 600
Chicago, IL
Tel: (312) 346-3466
Fax: (312) 346-2829
Email: mheffner@shhllp.com

Local Counsel for Lead Plaintiffs and the Class

KAHN SWICK & FOTI, LLC
Kim E. Miller, pro hac vice
500 5th Avenue, Suite 1810
New York, NY 10110
Tel: 973-696-3730
kim.miller@ksfcounsel.com

Lead Counsel for Lead Plaintiff and the Class

LATHAM & WATKINS LLP

/s/ Sean Berkowitz
Sean M. Berkowitz
233 South Wacker Drive, Suite 5800
Chicago IL 60606
Tel: 312-777-7016
sean.berkowitz@lw.com

-and-

LATHAM & WATKINS LLP
J. Christian Word
555 Eleventh Street, NW, Suite 1000
Washington DC 20004-1304
Tel: 202-637-2223
christian.word@lw.com

Counsel for Defendants